EXHIBIT 99.1
PRESS RELEASE

EMCORE Corporation Announces Appointment of Chief Financial Officer

ALBUQUERQUE, New Mexico, October 12, 2010—EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor-based components and subsystems for the fiber optic and solar power markets, today announced that the Board of Directors of EMCORE Corporation ("EMCORE or the Company") appointed Mark Weinswig, as Chief Financial Officer, effective October 11, 2010, when he started with EMCORE.

Reporting to the CEO, Mr. Weinswig will be responsible for the Company's finance and accounting functions. Prior to joining EMCORE, Mr. Weinswig held various leadership positions as Controller, Executive VP of Business Development, and Interim CFO with technology companies including Coherent, Inc. and Avanex Corporation (now Oclaro, Inc.).  He previously was at Morgan Stanley’s Institutional Equity Research Group, where he covered the telecommunications equipment industry, and at PriceWaterhouseCoopers as an auditor. Mr. Weinswig received an MBA from the University of Santa Clara and a BS in business administration from Indiana University. He has earned the CFA and CPA designations.

"We are extremely pleased that Mark is joining us as CFO. Mark brings a broad background of both finance and accounting, as well as a deep understanding of the fiber optics industry. I am confident that he will be able to make strong contributions to the Company through his strong leadership, accounting knowledge, and hands-on and diligent work ethic,” said Dr. Hong Q. Hou, CEO of EMCORE Corporation.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optics, space and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaics segment provides products for both space and terrestrial applications.  For space applications, EMCORE offers high efficiency gallium arsenide (GaAs) solar cells, covered interconnected cells (CICs) and panels.  For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Contacts:
EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com